Exhibit 99.1

            Praxair Reports First-Quarter EPS up 19% to 81 Cents and
                           Raises Full-Year Guidance

     DANBURY, Conn.--(BUSINESS WIRE)--April 25, 2007--Praxair, Inc. (NYSE: PX) reported strong results in the first quarter of 2007. First-quarter net income of $265 million rose 18% from the first quarter of 2006, and diluted earnings per share grew 19% to 81 cents.

     Sales in the first quarter increased to a record $2,175 million. Sales grew 8% from the prior-year quarter, excluding the effect of lower natural gas prices passed through in hydrogen prices. Higher overall pricing and volumes across all major end markets contributed to the increase.

     First-quarter operating profit grew 14% to a record $403 million, and the operating margin improved to 18.5% from 17.4% in the prior-year quarter. Higher pricing and cost efficiencies from productivity programs drove this improvement.

     Commenting on the results, Chief Executive Officer Steve Angel said, "We achieved solid sales growth in the first quarter, due to continued strength in our global markets, solid industrial manufacturing fundamentals, and strong demand for energy and environmental applications. We leveraged sales growth into sharply higher earnings through a strong focus on pricing, productivity and project execution."

     In North America, first-quarter sales reached $1,205 million, 5% above the prior-year quarter excluding the effect of lower natural gas prices passed through in hydrogen prices. Underlying sales growth came primarily from energy and general manufacturing markets, where underlying demand continues to be strong for new gases applications. Operating profit in the quarter grew 9% from the prior year, reflecting positive pricing trends in merchant and packaged gases, and volume growth.

     In Europe, sales in the quarter of $330 million grew 23%, and increased 14% excluding currency effects. Underlying sales growth reflects increased business activity in Spain, Italy, and Germany, and higher pricing levels which recouped higher power costs. First-quarter operating profit of $72 million rose 22% from the prior-year period.

     In South America, first-quarter sales of $348 million grew 10% from the prior year quarter, and 7% excluding currency effects. Operating profit rose 16% to $66 million. Strong operating leverage was achieved by higher utilization of new plants, and higher pricing.

     Sales in Asia grew 14% from the 2006 first quarter to $167 million. Sales to electronics and metals markets contributed to the strong sales growth. Operating profit in the quarter grew 17% to $27 million from the prior-year period.

     Praxair Surface Technologies' sales in the quarter were $125 million, up 9% from the prior-year quarter, excluding the effects of a business divestiture and currency. Strong coatings demand from aerospace, energy, and power markets and higher pricing drove higher sales. Operating profit increased sharply to $21 million from $13 million in the 2006 quarter, and the operating margin improved to 16.8% from 10.4%.

     Cash flow from operations in the quarter was $298 million. Capital expenditures were $285 million. The company spent $186 million in the quarter repurchasing stock, net of issuances. After-tax return-on-capital ratio* was 14.8%.

     For the second quarter of 2007, Praxair expects diluted earnings per share in the range of 83 cents to 87 cents, 11% to 16% above the second quarter of 2006.

     For the full year of 2007, Praxair expects year-over-year sales growth in the range of 8% to 10%. The company expects diluted earnings per share to be in the range of $3.35 to $3.50, representing 12% to 17% growth from 2006. Full-year capital expenditures are expected to be in the range of $1.1 billion to $1.2 billion. This level of investment continues to support a significant number of major new supply systems under long-term contracts which will come on-stream over the next three years.

     Looking forward, Angel said, "Our business outlook is very positive due to our growing pipeline of new projects. Infrastructure development in emerging economies including China, India, and Brazil, where Praxair has a leading position, continues to create numerous business opportunities for industrial gas supply systems. We also believe that energy markets will provide strong sustainable growth for the foreseeable future."

     Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2006 sales of $8.3 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

     *See the attachments for calculations of non-GAAP measures related after-tax return-on-capital and debt-to-capital ratios.

     Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary and Appendix: Non-GAAP Measures

     A teleconference on Praxair's first-quarter results is being held this morning, April 25, at 11:00 am Eastern Time. The number is (617) 597-5362 --
Passcode: 22843939. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

     This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of tax, environmental, home healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of litigation and regulatory agency actions; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company's latest Annual Report on Form 10-K filed with the SEC which should be reviewed carefully. Please consider the company's forward-looking statements in light of those risks.


                    PRAXAIR, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
             (Millions of dollars, except per share data)
                             (UNAUDITED)

                                                      Quarter Ended
                                                        March 31,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------

SALES (a)                                          $  2,175  $  2,026
Cost of sales                                         1,282     1,207
Selling, general and administrative                     286       273
Depreciation and amortization                           182       171
Research and development                                 24        21
Other income (expense) - net                              2        (2)
                                                   --------- ---------
OPERATING PROFIT                                        403       352
Interest expense - net                                   38        38
                                                   --------- ---------
INCOME BEFORE INCOME TAXES                              365       314
Income taxes                                             95        83
                                                   --------- ---------
                                                        270       231
Minority interests                                       (9)       (8)
Income from equity investments                            4         2
                                                   --------- ---------
NET INCOME                                         $    265  $    225
                                                   ========= =========

PER SHARE DATA

Basic earnings per share                           $   0.83  $   0.69

Diluted earnings per share                         $   0.81  $   0.68

Cash dividends                                     $   0.30  $   0.25

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic shares outstanding (000's)                    320,763   323,804
Diluted shares outstanding (000's)                  326,787   330,043


(a)Sales for the 2007 quarter decreased $18 million from the contractual pass-through of lower hydrogen feedstock costs, with minimal impact on operating profit compared to 2006. Sales for the quarter increased $37 million due to currency effects versus 2006.


                    PRAXAIR, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
                        (Millions of dollars)
                             (UNAUDITED)

                                              March 31,   December 31,
                                                2007         2006
                                             ------------ ------------
ASSETS
Cash and cash equivalents                    $        26  $        36
Accounts receivable - net                          1,548        1,456
Inventories                                          407          381
Prepaid and other current assets                     220          186
                                             ------------ ------------
TOTAL CURRENT ASSETS                               2,201        2,059

Property, plant and equipment - net                6,964        6,694
Goodwill                                           1,786        1,613
Other intangibles - net                              116           71
Other long-term assets                               681          665
                                             ------------ ------------
TOTAL ASSETS                                 $    11,748  $    11,102
                                             ============ ============

LIABILITIES AND EQUITY
Accounts payable                             $       664  $       682
Short-term debt                                      285          130
Current portion of long-term debt                     52           56
Other current liabilities                            855          890
                                             ------------ ------------
TOTAL CURRENT LIABILITIES                          1,856        1,758

Long-term debt                                     3,399        2,981
Other long-term liabilities                        1,796        1,587
                                             ------------ ------------
TOTAL LIABILITIES                                  7,051        6,326

Minority interests                                   230          222
Shareholders' equity                               4,467        4,554
                                             ------------ ------------
TOTAL LIABILITIES AND EQUITY                 $    11,748  $    11,102
                                             ============ ============


                    PRAXAIR, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (Millions of dollars)
                             (UNAUDITED)

                                                       Quarter Ended
                                                         March 31,
                                                     -----------------
                                                      2007     2006
                                                     -------- --------
OPERATIONS
  Net income                                         $   265  $   225
  Depreciation and amortization                          182      171
  Accounts receivable                                    (73)     (21)
  Inventory                                              (16)     (16)
  Payables and accruals                                  (72)     (54)
  Pension contributions                                  (11)     (92)
  Other                                                   23       30
                                                     -------- --------
     Net cash provided by operating activities           298      243
                                                     -------- --------

INVESTING
  Capital expenditures                                  (285)    (256)
  Acquisitions                                          (296)      (3)
  Divestitures and asset sales                             4        5
                                                     -------- --------
     Net cash used for investing activities             (577)    (254)
                                                     -------- --------

FINANCING
  Debt increase (decrease) - net                         540      (58)
  Issuances of common stock                               85       88
  Purchases of common stock                             (271)     (91)
  Cash dividends                                         (96)     (81)
  Excess tax benefit on stock option exercises            14        9
  Minority interest transactions and other                (3)       2
                                                     -------- --------
     Net cash provided by (used for) financing
      activities                                         269     (131)

Effect of exchange rate changes on cash and
 cash equivalents                                          -        1
                                                     -------- --------

Change in cash and cash equivalents                      (10)    (141)
Cash and cash equivalents, beginning-of-period            36      173
                                                     -------- --------

Cash and cash equivalents, end-of-period             $    26  $    32
                                                     ======== ========


                    PRAXAIR, INC. AND SUBSIDIARIES
                         SEGMENT INFORMATION
                        (Millions of dollars)
                             (UNAUDITED)

                                                       Quarter Ended
                                                         March 31,
                                                     -----------------
                                                      2007     2006
                                                     -------- --------
    SALES
      North America (a)                              $ 1,205  $ 1,169
      Europe (b)                                         330      268
      South America (c)                                  348      317
      Asia (d)                                           167      147
      Surface Technologies (e)                           125      125
                                                     -------- --------
           Total sales                               $ 2,175  $ 2,026
                                                     ======== ========

    SEGMENT OPERATING PROFIT
      North America (a)                              $   217  $   200
      Europe                                              72       59
      South America                                       66       57
      Asia                                                27       23
      Surface Technologies                                21       13
                                                     -------- --------
           Total operating profit                    $   403  $   352
                                                     ======== ========

(a) North American 2007 sales for the quarter decreased $18 million from the contractual pass-through of lower hydrogen feedstock costs, with minimal impact on operating profit compared to 2006. Sales for the quarter decreased $6 million due to currency effects versus 2006.
(b) European 2007 sales for the quarter increased $23 million due to currency effects versus 2006.
(c) South American 2007 sales for the quarter increased $9 million due to currency effects versus 2006.
(d) Asian 2007 sales for the quarter increased $6 million due to currency effects versus 2006.
(e) Surface Technologies 2007 sales increased $5 million for the quarter due to currency effects versus 2006. Sales for the 2006 first quarter included $16 million relating to the aviation services business divested in July 2006.


                    PRAXAIR, INC. AND SUBSIDIARIES
                     QUARTERLY FINANCIAL SUMMARY
             (Millions of dollars, except per share data)
                             (UNAUDITED)

                          2007                   2006
                        --------- ------------------------------------
                           Q1        Q4       Q3       Q2       Q1
FROM THE INCOME
 STATEMENT
Sales                   $  2,175  $  2,123 $  2,099 $  2,076 $  2,026
Cost of sales              1,282     1,264    1,259    1,238    1,207
Selling, general and
 administrative              286       270      272      271      273
Depreciation and
 amortization                182       178      173      174      171
Research and development      24        23       21       22       21
Other income (expenses)
 - net                         2         5       18       11       (2)
                        --------- ------------------------------------
Operating profit             403       393      392      382      352
Interest expense - net        38        38       38       41       38
Income taxes                  95        81      101       90       83
Minority interests            (9)       (9)      (7)      (7)      (8)
Income from equity
 investments                   4         4        1        3        2
                        --------- ------------------------------------
Net income              $    265  $    269 $    247 $    247 $    225
                        ========= ====================================

PER SHARE DATA
Diluted earnings per
 share                  $   0.81  $   0.82 $   0.75 $   0.75 $   0.68
Cash dividends per share$   0.30  $   0.25 $   0.25 $   0.25 $   0.25
Diluted weighted average
 shares outstanding
 (000's)                 326,787   329,508  329,498  329,880  330,043

FROM THE BALANCE SHEET
Total debt              $  3,736  $  3,167 $  3,174 $  3,454 $  3,408
Total capital (a)          8,433     7,943    7,877    7,926    7,740
Debt-to-capital ratio
 (a)                        44.3%     39.9%    40.3%    43.6%    44.0%

FROM THE STATEMENT OF
 CASH FLOWS
Cash flow from
 operations             $    298  $    563 $    554 $    392 $    243
Capital expenditures         285       300      274      270      256
Acquisitions                 296         7        1        3        3
Cash dividends                96        81       81       80       81

OTHER INFORMATION
Number of employees       27,681    27,042   26,926   27,532   27,231
After-tax return on
 capital (ROC) (a)          14.8%     15.5%    14.3%    14.5%    13.7%

SEGMENT DATA
SALES
North America           $  1,205  $  1,182 $  1,187 $  1,158 $  1,169
Europe                       330       306      293      296      268
South America                348       351      340      340      317
Asia                         167       169      165      155      147
Surface Technologies         125       115      114      127      125
                        --------- ------------------------------------
    Total               $  2,175  $  2,123 $  2,099 $  2,076 $  2,026
                        ========= ====================================
OPERATING PROFIT
North America           $    217  $    203 $    204 $    215 $    200
Europe                        72        73       69       65       59
South America                 66        68       69       58       57
Asia                          27        33       27       28       23
Surface Technologies          21        16       23       16       13
                        --------- ------------------------------------
    Total               $    403  $    393 $    392 $    382 $    352
                        ========= ====================================

(a) Non-GAAP measure, see Appendix.


                    PRAXAIR, INC. AND SUBSIDIARIES
                               APPENDIX
                          NON-GAAP MEASURES
                     (Dollar amounts in millions)
                             (UNAUDITED)

Definitions of the following non-GAAP measures may not be comparable to similar definitions used by other companies. Praxair believes that
 (i) its debt-to-capital ratio is appropriate for measuring its financial leverage; (ii) its after-tax return on invested capital ratio is an appropriate measure for judging performance as it reflects the approximate after-tax profit earned as a percentage of investments by all parties in the business (debt, minority interests and shareholders' equity) and the ROC amount will help investors understand underlying performance.

                                   2007              2006
                                  ------- ----------------------------
                                    Q1      Q4     Q3     Q2     Q1
Total Capital
---------------------------------
 Total debt                       $3,736  $3,167 $3,174 $3,454 $3,408
 Minority interests                  230     222    209    203    207
 Shareholders' equity              4,467   4,554  4,494  4,269  4,125
                                  ------- ----------------------------
  Total Capital                   $8,433  $7,943 $7,877 $7,926 $7,740
                                  ======= ============================

Debt-to-Capital Ratio               44.3%   39.9%  40.3%  43.6%  44.0%
--------------------------------- ======= ============================


After-Tax Return on Capital (ROC)
---------------------------------

 Reported operating profit        $  403  $  393 $  392 $  382 $  352
 Less: income taxes                  (95)    (81)  (101)   (90)   (83)
 Less: tax benefit on
  interest expense                   (10)    (10)   (10)   (11)   (10)
 Add: income from
  equity investments                   4       4      1      3      2
                                  ------- ----------------------------
 Net operating profit
  after-tax (NOPAT)               $  302  $  306 $  282 $  284 $  261

 Beginning capital                $7,943  $7,877 $7,926 $7,740 $7,551
 Ending capital                   $8,433  $7,943 $7,877 $7,926 $7,740
 Average capital                  $8,188  $7,910 $7,902 $7,833 $7,646

 ROC %                               3.7%    3.9%   3.6%   3.6%   3.4%

  ROC % (annualized)                14.8%   15.5%  14.3%  14.5%  13.7%
                                  ======= ============================


     CONTACT: Praxair, Inc.
              Media:
              Susan Szita Gore, 203-837-2311
              susan_szita-gore@praxair.com
              or
              Investors:
              Elizabeth Hirsch, 203-837-2354
              liz_hirsch@praxair.com